Exhibit 99.6(e)(i)

AMENDMENT

TO

SUBADVISORY AGREEMENT

AMENDMENT, dated September 11, 2024 between ABRDN FUNDS (the “Trust”), ABRDN INC. (the “Adviser”) and ABRDN INVESTMENTS LIMITED (the “Subadviser”) to that certain Subadvisory Agreement dated May 4, 2018 (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust, the Adviser and the Subadviser desire to amend Exhibit A to the Agreement to add a new series of the Trust and the relevant sub-advisory fee rate for abrdn Emerging Markets Dividend Active ETF and to delete a series of the Trust and the relevant sub-advisory fee rate for the abrdn Emerging Markets Dividend Fund;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Exhibit A. Exhibit A is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.	Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). In the case of any conflict, the 1940 Act shall control.

IN WITNESS THEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first written above.

TRUST:
ABRDN FUNDS

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ADVISER:
ABRDN INC.

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

SUBADVISER:
ABRDN INVESTMENTS LIMITED

By:	/s/ Jan Buchan
Name: Jan Buchan
Title: Authorised Signatory

EXHIBIT A*

SUBADVISORY AGREEMENT AMONG

ABRDN INC., ABRDN FUNDS AND

ABRDN INVESTMENTS LIMITED

The Subadviser is entitled to the percentage of the advisory fee received after fee waivers and expense reimbursements, if any, by the Adviser for the relevant Fund as detailed below:

Fund	Percent of Advisory Fees
abrdn Dynamic Dividend Fund	90%
abrdn Global Infrastructure Fund	90%
abrdn Realty Income & Growth Fund	10%
abrdn Global Equity Impact Fund	90%
abrdn EM SMA Completion Fund	45%
abrdn Emerging Markets Dividend Fund	90%
abrdn Emerging Markets Dividend Active ETF	90%